EXHIBIT 3.03

Second Amendment to the
Ninth Amended and Restated Declaration and Agreement of Trust of
RJO Global Trust

This SECOND AMENDMENT TO THE NINTH AMENDED AND RESTATED DECLARATION AND AGREEMENT OF TRUST of the RJO Global Trust (the “Trust”) dated as of October 18, 2013 is hereby made by R.J. O’Brien Fund Management, LLC, in its capacity as the managing owner (the “Managing Owner”) of the Trust currently operated pursuant to the Ninth Amended and Restated Declaration and Agreement of Trust made and entered into as of September 1, 2010 (the “Trust Agreement”).  All capitalized terms that are not defined herein shall be as defined in the Trust Agreement.

RECITALS

WHEREAS, Section 20(a) of the Trust Agreement permits the Managing Owner to amend the Trust Agreement without the consent of the Unitholders in order to make any amendment to the Trust Agreement which the Managing Owner deems advisable, provided that such amendment is for the benefit of and not adverse to the Unitholders or the Trustee, or that is required by law;

WHEREAS, the Managing Owner has determined that the below amendments are for the benefit of and not adverse to the Unitholders or the Trustee;

NOW, THEREFORE, the Trust Agreement is hereby amended as follows, such amendments to become effective on October 18, 2013:

1.	Section 9(c) is hereby deleted and replaced with the following:

The Trust shall pay the monthly Brokerage Fee, equal to approximately .92% of the Trust’s month-end assets on an annual basis with respect to the Units.  With respect to Class A and Class D Units, the Trust shall pay a selling commission to the selling agents of 2.0% annually.  Class B and Class C Units shall not be subject to a selling commission.

With respect to Class C and Class D Units, the Trust shall reimburse the Managing Owner for wholesaling expenses of up to 0.35% of Net Assets annually. Class A and Class B shall not be subject to any wholesale expenses.  The Trust shall pay administrative expenses as they are incurred, which are estimated to be .88% of the Trust’s month-end assets on an annual basis with respect to the Units.

With respect to all Units, the Trust shall pay the Managing Owner a managing owner fee of 0.50% of Net Assets annually.

Any goods and services provided to the Trust by the Managing Owner shall be provided at rates and terms at least as favorable as those which may be obtained from third parties in arm’s-length negotiations.  All of the expenses which are for the Trust’s account shall be billed directly to the Trust, as appropriate.  Appropriate reserves may be created, accrued and charged against Net Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Managing Owner.

The Trust shall bear the costs of the continuous offering of the Units (other than selling commissions and ongoing compensation), as incurred; provided that the Managing Owner shall absorb, without reimbursement from the Trust, all such costs to the extent that such costs exceed 0.5% of the Trust’s average month-end Net Assets in any fiscal year.  The amount of any such costs borne by the Trust shall be allocated on a pro rata basis to each Unit outstanding at any month-end (determined prior to any redemptions).

Net Assets, for purposes of calculating the 0.5% limitations on continuous offering costs set forth in this Section 9(c), shall be calculated in the same manner as calculation of the redemption value of a Unit, i.e., net of all accrued fees and expenses including any accrued incentive fee(s) (but prior to redemption charges).

In no event shall ongoing and offering costs (including redemption fees, but excluding ongoing compensation) exceed 15% of the Capital Contributions to the Trust.

The Managing Owner shall not allocate any of its internal expenses or overhead to the account of the Trust.

2.	The last paragraph of Section 10(e) is hereby deleted and replaced with the following:

The Trust and the Managing Owner reserve the right to deposit, at any time, a portion of the Trust assets with a custodian and engage the services of a third-party cash manager to manage such assets with the goal of enhancing net return on such assets.

3.	The word “highest” in the first line of the fourth paragraph of Section 13 is hereby deleted.

4.	Section 13 is hereby amended to add the following:

Class C Units will not be subject to any redemption charges.

5.	The first sentence of the last paragraph of Section 14 is hereby deleted and replaced with the following:

All subscriptions will be deposited in a subscription account with Bank of America or such other account as designated by the Managing Owner from time to time.

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amendment to the Ninth Amended and Restated Declaration and Agreement of Trust as of the day and year first above written.

R.J. O’BRIEN FUND MANAGEMENT, LLC
as Managing Owner

By:           /s/ Adam E. Cromell
Name:      Adam E. Cromell
Title:        Chief Financial Officer
 and duly authorized officer

WILMINGTON TRUST COMPANY
not individually but solely as Trustee

By:           /a/ David B. Young
Name:      David B. Young
Title:        Vice President